Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION
OF

PMV CONSUMER ACQUISITION CORP.

The undersigned, being the Chief Executive Officer of PMV CONSUMER ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is PMV Consumer Acquisition Corp.

2.	The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on March 18, 2020 (the “Certificate of Incorporation”).

3.	This Certificate of Amendment amends certain provisions of the Certificate of Incorporation, and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), and further adopted in accordance with the provisions of Sections 228 and 242 of the DGCL by the stockholders of the Corporation.

4.	The first paragraph of Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 86,000,000 of which 85,000,000 shares shall be Common Stock of the par value of $0.0001 per share ("Common Stock"), representing (a) 75,000,000 shares of Class A Common Stock ("Class A Common Stock'') and (b) 10,000,000 shares of Class B Common Stock ("Class B Common Stock"), and 1,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share. Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each outstanding share of Class B Common Stock which is issued and outstanding immediately prior to the time of such filing shall be converted into 1.4 shares of Class B Common Stock without any action on the part of the holders thereof.”

5.	The following provision is hereby added as a new paragraph at the end of Section K of Article SIXTH of the Certificate of Incorporation:

“Notwithstanding any other provision in this Certificate, prior to the closing of the initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to elect, remove and replace any director, and the holders of Class A Common Stock shall have no right to vote on the election, removal or replacement of any director. This provision of Section K may only be amended by a resolution passed by holders of a majority of the shares of outstanding Class B Common Stock.”

IN WITNESS WHEREOF, PMV CONSUMER ACQUISITION CORP. has caused this Certificate of Amendment to be signed by the undersigned officer as of this 3rd day of August, 2020.

PMV CONSUMER ACQUISITION CORP.

By:	/s/ Jeffrey M. Illustrato
Name:	Jeffrey M. Illustrato
Title:	Chief Executive Officer